                                  EXHIBIT 2(H)
                                  ------------



                          ASSET ACQUISITION AGREEMENT


                                    between


                   WATER AUTHORITY OF WESTERN NASSAU COUNTY,



                         JAMAICA WATER SUPPLY COMPANY


                                      and


                               EMCOR GROUP, INC.



                         Dated as of February 9, 1996

                               Table of Contents
                               -----------------




                                                                                    Page
                                                                                    ----
ARTICLE I:  ACQUISITION......................................................         2

1.1   Acquisition............................................................         2
1.2   Excluded Assets........................................................         3
1.3   Acquisition Price; Lease Repayment Amount; Adjustments.................         3
1.4   Excluded Liabilities...................................................        16
1.5   Assignment of Contracts and Rights.....................................        17
1.6   Apportionment of Expenses..............................................        18

ARTICLE II:  CLOSING.........................................................        19

2.1   The Closing............................................................        19
2.2   Deliveries by the Water Authority......................................        20
2.3   Deliveries by JWS......................................................        21
2.4   Additional Transactions At or Following the Closing....................        21
2.5   Allocation of the Acquisition Price....................................        22

ARTICLE III:  REPRESENTATIONS AND WARRANTIES.................................        22

3.1.  Representations and Warranties of JWS and the Parent...................        22
      (a)  Due Organization..................................................        22
      (b)  Authorization and Validity of Agreement...........................        23
      (c)  No Conflict; Consents.............................................        24
      (d)  Title to Acquired Assets; Liens and Encumbrances..................        25
      (e)  Agreements and Contracts..........................................        26
      (f)  Legal Proceedings.................................................        26
      (g)  Government Licenses, Permits and Related Approvals................        27
      (h)  Conduct of the Nassau System in Compliance with Regulatory
             Requirements   .................................................        27
      (i)  Environmental Matters.............................................        28
      (j)  Financial Statements..............................................        29
      (k)  Absence of Certain Liabilities and Changes........................        29

3.2   Representations and Warranties of the Water Authority..................        31
      (a)  Due Organization and Power of the Water Authority.................        31
      (b)  Authorization and Validity of Agreement...........................        32
      (c)  No Conflict; Consents.............................................        33
      (d)  Disclosure........................................................        34
      (e)  Financing.........................................................        34

3.3   Survival of Representations and Warranties.............................        35
3.4   Schedules..............................................................        35
3.5   No Implied Representation..............................................        35

ARTICLE IV:  COVENANTS AND TRANSACTIONS PRIOR TO
             CLOSING.........................................................        36

4.1   Access to Information Concerning Properties and Records; Confidentiality       36
4.2   Conduct of the Nassau System Prior to the Closing Date.................        37
4.3   Shareholders' Meeting; Approval........................................        39
4.4   Cooperation............................................................        39
4.5   PSC Approval...........................................................        40
4.6   DEC Approval...........................................................        41
4.7   Condemnation Proceeding................................................        41
4.8   Non-Solicitation.......................................................        44
4.9   Business Plan..........................................................        45
4.1   Retained Employees.....................................................        46
4.1   Compliance with WARN...................................................        46
4.1   Bond Issuance..........................................................        46
4.1   JWS Capital Budget.....................................................        47
4.1   Customer Deposits......................................................        47
4.1   Sublease Option........................................................        47
4.1   Further Actions........................................................        48
4.1   City Agreement.........................................................        48

ARTICLE V:  CONDITIONS PRECEDENT.............................................        49

5.1   Conditions Precedent to Obligations of the Parties.....................        49
      (a)  No Injunction.....................................................        49
      (b)  Regulatory Approvals..............................................        49
      (c)  Condemnation Proceeding...........................................        49

5.2   Conditions Precedent to Obligation of the Water Authority..............        50
      (a)  Accuracy of Representations and Warranties........................        50
      (b)  Performance of Agreement..........................................        50
      (c)  Certificate.......................................................        50
      (d)  Bond Authorization and Sale.......................................        50
      (e)  Cooperation Agreement.............................................        51
      (f)  Burdensome Condition..............................................        51
      (g)  No Action Pending.................................................        51

5.3   Conditions Precedent to the Obligation of JWS and the Parent...........        51
      (a)  Accuracy of Representations and Warranties........................        51
      (b)  Performance of Agreement..........................................        51
      (c)  Certificate.......................................................        52
      (d)  Shareholder Approval..............................................        52
      (e)  Burdensome Condition..............................................        52
      (f)  No Action Pending.................................................        52
      (g)  Performance of City Agreement.....................................        52

ARTICLE VI:  TERMINATION AND ABANDONMENT.....................................        52

6.1  General.................................................................        52
6.2  Procedure Upon Termination..............................................        54
6.3  Survival of Certain Provisions..........................................        55

ARTICLE VII:   POST-CLOSING COVENANTS
               AND TRANSACTIONS..............................................        55

7.1  Access to Books and Records.............................................        55
7.2  Collection of Accounts Receivable.......................................        56
7.3  Dissolution or Merger of JWS............................................        59
7.4  Certain Tax Matters.....................................................        59

ARTICLE VIII:  ASSUMPTION OF CERTAIN OBLIGATIONS
               AND LIABILITIES; INDEMNIFICATION..............................        62

8.1  Assumption and Indemnification..........................................        62
8.2  Procedure...............................................................        65
8.3  Payment.................................................................        66

ARTICLE IX:  MISCELLANEOUS...................................................        67

9.1  Certain Definitions.....................................................        67
9.2  Fees and Expenses.......................................................        68
9.3  Notices.................................................................        69
9.4  Severability............................................................        70
9.5  Entire Agreement........................................................        70
9.6  Binding Effect; Benefit.................................................        71
9.7  Assignability...........................................................        71
9.8  Amendment and Modification; Waiver......................................        71
9.9  Public Announcements....................................................        72
9.1  Section Headings........................................................        72
9.1  Counterparts............................................................        72
9.1  Jurisdiction............................................................        73
9.1  GOVERNING LAW...........................................................        73


          ASSET ACQUISITION AGREEMENT, dated as of February __, 1996 (this "Agreement"), between Jamaica Water Supply Company, a New York corporation
 ---------
("JWS"), EMCOR Group, Inc., a Delaware corporation (the "Parent"), and the Water
                      ---                                ------
Authority of Western Nassau County, a public authority of the State of New York (the "Water Authority").
      ---------------

          WHEREAS, JWS is engaged in, among other things, the business of providing for the residential and commercial distribution of water to service areas in parts of western Nassau County, New York (the "Business") through the
                                                        --------
operation and maintenance of a water distribution system similarly located in parts of western Nassau County, New York (hereinafter referred to as the "Nassau
                                                                          ------
System"); and
------

          WHEREAS, JWS desires to dispose of and the Water Authority desires to acquire certain of the assets related to the Nassau System, all as more fully set forth herein, on the terms and subject to the conditions set forth herein; and

          WHEREAS, as a condition and inducement to its willingness to enter into this Agreement and to consummate the transactions contemplated hereby, the Water Authority has required that JWS and the Parent agree to join in certain representations, warranties and indemnities as hereinafter set forth;

          WHEREAS, it is the desire of the parties hereto that the Closing (as defined in Section 2.1 of the transactions contemplated by this Agreement shall occur simultaneously with the closing of the transactions contemplated under the Asset Acquisition Agreement, dated January __, 1996 (the "City Agreement"),
                                                          --------------
between JWS, the Parent and The City of New York (the "City");
                                                       ----

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


I  ACQUISITION




          1.    Acquisition. On the terms and subject to the conditions of this
                -----------
                Agreement, JWS consents to the acquisition by condemnation, and the Water Authority agrees to acquire by condemnation, all of JWS's right, title and interest in and to the assets of JWS described on Schedule A hereto, and subject to the terms of Schedule A, relating to the Nassau System, or used in connection with the Business (the "Acquired Assets"), except
                                                   ---------------
                as otherwise provided herein, free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind ("Lien") (the acquisition of the Acquired Assets being
                           ----
                referred to herein
                as the "Asset Acquisition"); provided, that the Acquired Assets
                        -----------------    --------
                shall not be free and clear of any Permitted Exceptions (as defined in Section 3.1(d)); and provided, further, that the
                                                --------
                Acquired Assets shall not include the assets described in
                -------
                Section 1.2. Schedule A may be amended from time to time pursuant to agreement between the Water Authority and the City to shift Acquired Assets from one acquiring public entity to the other; provided that neither JWS nor the Parent shall be responsible for any shift in Acquired Assets pursuant to such agreement between the Water Authority and the City; and provided
                                                                        --------
                further, that the Acquisition Price shall under no circumstances be adjusted as a result of such shift of Assets.


        2.      Excluded Assets.  It is expressly understood and agreed that
                ---------------
                Acquired Assets shall not the include the following:

        (a) Cash and cash equivalents (including money on deposit in banks and other institutions) or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities, and commercial paper, stocks, bonds and similar investments received by JWS prior to the Closing Date (as defined in Section 5.1(c));

        (b) Accounts receivable of JWS and accrued revenues of JWS on or prior to the close of business on the Closing Date (as defined in Section 2.1) (collectively, the "Accounts Receivable"); and
                    -------------------

        (c) the assets of JWS listed on Schedule B hereto.

        2.  Acquisition Price; Lease Repayment Amount; Adjustments". (a) In
            ------------------------------------------------------
        consideration of the transfer and acquisition of the Acquired Assets hereunder, the Water Authority shall pay to JWS in the manner set forth in Section 2.2 the amount of $23,230,000 (the "Acquisition Price"),
                                                       -----------------
        subject to adjustment as provided in Sections 1.3(b)(i) and (c) and
        Section 1.3(d)) (with respect to the purchase of all equipment under the Master Equipment Lease Agreement, dated August 6, 1982 (the "Wheelabrator Lease"), between JWS and Wheelabrator Financial
         ------------------
        Corporation (a copy of which is attached hereto as Exhibit B-1) and the Master Lease Agreement, dated April 6, 1988 (the "Center Capital
                                                          --------------
        Lease"), between JWS and Center Capital Corporation (a copy of which is
        -----
        attached hereto as Exhibit B-2) (the Wheelabrator Lease and the Center Capital Lease hereinafter referred to together as the "Meter Leases").
                                                               ------------
          (a) (i) JWS shall, as soon as practicable following 1995 fiscal year end and prior to the Closing Date, cause to be prepared, and deliver to the Water Authority, a statement (the "December 31, 1995 Statement") setting forth,
                                   ---------------------------
as of December 31, 1995, the calculation of (x) the book value (net of accumulated depreciation and amortization) of the net utility plant of the Nassau System plus (y) 19.48% of the total value of materials and supplies of JWS (the sum of the amounts in clauses (x) and (y) referred to as the "Book
                                                                       ----
Value").  The December 31, 1995
-----

Statement shall be prepared in accordance with generally accepted accounting principles and on the same basis as the calculations thereof which are attached hereto as Exhibit A, and the figures included in the December 31, 1995 Statement shall be derived from the audited financial statements of JWS as of and for the year ended December 31, 1995. Immediately prior to the Closing, JWS shall cause to be prepared, and deliver to the Water Authority, a statement (the "Preliminary Statement") setting forth the Book Value as of the close of
 ---------------------
business of JWS on the Business Day (as defined in Section 9.1) immediately preceding the Closing Date. The Preliminary Statement shall be prepared in accordance with generally accepted accounting principles and on the same basis as the calculations thereof which are attached hereto as Exhibit A and the calculations thereof which are included in the December 31, 1995 Statement. At the Closing, JWS shall cause to be delivered to the Water Authority an opinion of Arthur Anderson LLP stating that the allocations of the net utility plant of JWS to Queens County and to the Nassau System (i) as of December 31, 1995, which appear on the December 31, 1995 Statement, and (ii) as of the close of business of JWS on the Business Day immediately preceding the Closing Date, which appear on the Preliminary Statement, were arrived at using a methodology consistent with JWS's past practice of arriving at such allocations for cost of service studies with the New York Public Service Commission (the "PSC") since June,
                                                          ---
1996.  Immediately prior to the Closing, JWS shall also cause to be prepared
and
delivered to the Water Authority a statement (the "Net Change Statement")
                                                   --------------------
setting forth the calculation of the Book Value as shown on the Preliminary Statement minus the Book Value as shown on the December 31, 1995 Statement (such sum referred to hereinafter as the "Net Change"). If the Net Change as shown on
                                    ----------
the Net Change Statement is a positive number, then the Acquisition Price payable on the Closing Date shall be increased by such amount. If the Net Change as shown on the Net Change Statement is a negative number, then the Acquisition Price shall be reduced by such amount. At the Closing, the Water Authority shall deliver to the Escrow Agent (as defined below) an amount of the Acquisition Price equal to $160,000 plus an amount equivalent to the aggregate amount of JWS's increase in rates attributable to customers of JWS located in Nassau County (the "Rate Increase") for the period of January 1, 1996 through the
             -------------
Closing Date (the "Escrowed Sum"), which sum shall be applied to any reductions
                   ------------
in the Acquisition Price resulting from application of this Section 1.3(b) or
Section 1.3(c), or to refund amounts payable to customers of JWS pursuant to rate adjustments by the PSC, as described in Section 1.3(b)(v). If the Acquisition Price is not reduced in accordance with this Section 1.3(b) or
Section 1.3(c), or is reduced in an amount less than the Escrowed Sum, the balance of the Escrowed Sum after deduction of all reductions and all amounts owing pursuant to Section 1.3(b)(v) shall be paid to JWS, in addition to the amount owed to JWS, if any, as a result of an increase in the Acquisition Price pursuant to this

Section 1.3(b), at the time set for payment pursuant to Section 1.3(b)(iv). On or prior to the Closing, the parties hereto shall have entered into an escrow agreement (the "Escrow Agreement") with a mutually acceptable third party (the
                ----------------
"Escrow Agent") substantially in the form attached hereto as Exhibit C.
 ------------

     (i) Within 35 days after the Closing Date, or as soon as practicable thereafter, JWS shall cause to be prepared and delivered to the Water Authority a statement, together with copies of supporting workpapers (the "Statement"),
                                                                  ---------
setting forth the Book Value as of the close of business of JWS on the Business Day immediately preceding the Closing Date. The Statement shall be prepared in accordance with generally accepted accounting principles and on the same basis as the calculations thereof which are attached hereto as Exhibit A and the calculations thereof which are included in the December 31, 1995 Statement. At the same time, JWS shall also cause to be prepared and delivered to the Water Authority a statement, together with copies of supporting workpapers (the "Adjustment Statement"), setting forth the calculation of the difference between
 --------------------
the Book Value as shown on the Statement minus the Book Value as shown on the Preliminary Statement (such sum referred to hereinafter as the "Adjustment
                                                                ----------
Amount"). The Statement and the Adjustment Statement shall be prepared in
------
consultation with the Water Authority. The Water Authority shall provide JWS with access to the relevant books and records to the extent required to prepare the Statement and the Adjustment Statement.

     (ii) After receipt of the Statement and the Adjustment Statement, the Water Authority will have 14 days to review such statements together with the workpapers used in their preparation. Unless the Water Authority delivers written notice to JWS on or prior to the fourteenth day after its receipt of the Statement and the Adjustment Statement, the Water Authority will be deemed to have accepted and agreed to the Statement and the Adjustment Statement and such agreement will be final and binding. If the Water Authority so notifies JWS of its objections to either the Statement or the Adjustment Statement, the Water Authority and JWS will, within fourteen days following the notice (the "Resolution Period"), attempt to resolve their differences. Any resolution by
------------------
the Water Authority and JWS during the Resolution Period as to any disputed amounts will be final, binding and conclusive. If the Water Authority and JWS do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within fourteen days after the expiration of the Resolution Period to an independent accounting firm of national reputation mutually acceptable to the parties hereto (the "Neutral
                                                                    -------
Auditor").  If within such fourteen-day period referred to in the previous
-------
sentence, the Water Authority and JWS are unable to agree on the Neutral Auditor, then the Water Authority and JWS will each immediately request the American Arbitration Association to appoint the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the

Neutral Auditor will be borne equally by the Water Authority and JWS. The Neutral Auditor will deliver to the parties hereto a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by JWS and the Water Authority) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive. The final, binding and conclusive Statement and Adjustment Statement, which either are agreed upon by the parties hereto or are delivered by the Neutral Auditor in accordance with this Section 1.3(b)(i) will be the "Conclusive Statement" and the "Conclusive Adjustment Statement,"
             --------------------           -------------------------------
respectively.

     (iii) If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a negative number, then the Acquisition Price will be reduced by such amount, and the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay (x) to the Water Authority from the Escrowed Sum an amount in cash equal to such Adjustment Amount, plus interest accrued thereon in accordance with the Escrow Agreement and (y) to JWS the balance of the Escrowed Sum as determined in accordance with Section 1.3(b)(i), if any, plus accrued interest in accordance with the Escrow Agreement. If the Adjustment Amount is a negative number, the absolute value of which exceeds the amount held by the Escrow Agent, then the entire Escrowed Sum, plus interest accrued thereon in accordance with the Escrow Agreement, shall be delivered to the Water Authority, and JWS or the Parent will pay to the Water Authority the excess amount. If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a positive number, then the Acquisition Price will be increased by such amount, and the Water Authority shall pay to JWS an amount in cash equal to such Adjustment Amount, and the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay to JWS the balance of the Escrowed Sum as determined in accordance with Section 1.3(b)(i), if any, plus accrued interest in accordance with the Escrow Agreement. All payments to be made pursuant to this Section 1.3(b)(iv) will be made on the second Business Day following the date on which the parties agree to, or the Neutral Auditor delivers, the Conclusive Statement and the Conclusive Adjustment Statement. Any payment required to be made by JWS or the Water Authority (other than payments from the Escrowed Sum) pursuant to this Section 1.3(b)(iv) shall bear interest from and including the Closing Date through the date of payment at a rate of 6.0% per annum, and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

     (v) If the PSC shall determine that the customers of JWS residing in Nassau County have overpaid JWS by reason of the Rate Increase, then the balance of the Escrowed Sum, to the extent available, shall be applied to refund such overpayments, it being understood that funds shall be released from the Escrow Account from time to time in order to permit JWS to make refund payments to customers located in Nassau County at such times as are required by order of the PSC. Then, after all amounts determined to be owing by JWS to customers of JWS residing in Nassau County by reason of such PSC order have been paid, the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay to JWS the remaining balance held by the Escrow Agent (plus interest accrued thereon in accordance with the Escrow Agreement). If the amount held by the Escrow Agent is insufficient to pay such amounts, JWS and/or the Parent shall make all additional payments required by the PSC.

     (b) (i) JWS shall, prior to the Closing, cause to be prepared, and on the Closing Date deliver to the Water Authority, a statement (the "Preliminary
                                                               -----------
Reduction Statement") setting forth the calculation of the sum of (i) the amount
-------------------
of statutory interest accrued in accordance with Section 2.2(a), plus (ii) the total amount of all severance payments that JWS would have otherwise been obligated to pay, as determined by JWS, (A) to its nonbargaining unit employees pursuant to its severance policy to be adopted after the date hereof and (B) to its bargaining unit employees pursuant to the effects bargaining agreement (the "Effects Bargaining Agreement") to be entered into between JWS and the Utility
 ----------------------------
Workers Union of America AFL-CIO, Local 374 (the Union") in connection with the
                                                 -----
Asset Acquisition, each as of the Closing Date, but for the fact that such employees (such employees hereinafter referred to as "Offered Employees") were
                                                      -----------------
offered employment, to commence on and after the Closing Date, by either the Water Authority or a third-party under contract with the Water Authority to operate the Nassau System (a "Third-party Contractor"), as determined as of the
                              ----------------------
close of business of JWS on the Business Day immediately preceding the Closing Date (such sum referred to hereinafter as the "Reduction Amount"). In any case
                                               ----------------
where an Offered Employee has been offered employment by either the Water Authority or a Third-party Contractor, on the one hand, and the City, on the other hand, and either such offer independently would result in JWS's not being obligated to make severance payments to the Offered Employee, then the Preliminary

Reduction Statement and the Reduction Statement shall give effect to the severance payments so avoided only if the Offered Employee accepts such offer and is employed by the Water Authority or the Third-Party Contractor on and after the Closing Date, unless the Offered Employee accepts neither the
                            ------
offer of employment by the Water Authority or a Third-party Contractor, on the one hand, or the City, on the other hand, in which event the Preliminary Reduction Statement and the Reduction Statement shall give effect to 50% of the severance payments so avoided. The Acquisition Price payable on the Closing Date shall be reduced by the Reduction Amount as calculated on the Preliminary Reduction Statement.

     (i) Within 35 days after the Closing, JWS shall cause to be prepared and delivered to the Water Authority a statement (the "Reduction Statement") setting
                                                   -------------------
forth the calculation of the Reduction Amount, as of the close of business of JWS on the Business Day immediately preceding the Closing Date. At the same time, JWS shall also cause to be prepared and delivered to the Water Authority a statement (the "Net Reduction Statement") setting forth the calculation of the
                -----------------------
difference between the Reduction Amount as shown on the Reduction Statement minus the Reduction Amount as show on the Preliminary Reduction Statement (such sum referred to hereinafter as the "Net Reduction Amount"). The Reduction
                                    --------------------
Statement and the Net Reduction Statement shall be prepared in consultation with the Water Authority. The Water Authority shall provide JWS with access to the relevant books and records to the extent required to prepare the Reduction Statement and the Net Reduction Statement.

     (ii) After receipt of the Reduction Statement and the Net Reduction Statement, the Water Authority will have 14 days to review such statements together with the workpapers used in their preparation. Unless the Water Authority delivers written notice to JWS on or prior to the fourteenth day after its receipt of the Reduction Statement and the Net Reduction Statement, the Water Authority will be deemed to have accepted and agreed to the Reduction Statement and the Net Reduction Statement and such agreement will be final and binding. If the Water Authority so notifies JWS of its objections to either the Reduction Statement or the Net Reduction Statement, the Water Authority and JWS will, within fourteen days following the notice (the "Reduction Resolution
                                                      --------------------
Period"), attempt to resolve their differences.  Any resolution by the Water
------
Authority and JWS during the Reduction Resolution Period as to any disputed amounts will be final, binding and conclusive. If the Water Authority and JWS do not resolve all disputed items by the end of the Reduction Resolution Period, then all items remaining in dispute will be submitted within fourteen days after the expiration of the Reduction Resolution Period to the Neutral Auditor. If within such fourteen-day period referred to in the previous sentence, the Water Authority and JWS are unable to agree on the Neutral Auditor, then the Water Authority and JWS will each immediately request the American Arbitration Association to appoint the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by the Water Authority and JWS. The Neutral Auditor will deliver to the parties hereto a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by JWS and the Water Authority) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive. The final, binding and conclusive Reduction Statement and Net Reduction Statement, which either are agreed upon by the parties hereto or are delivered by the Neutral Auditor in accordance with this Section 1.3(c), will be the "Conclusive
                                                             ----------
Reduction Statement" and the "Conclusive Net Reduction Statement," respectively.
-------------------           ----------------------------------

     (iii) If the Net Reduction Amount as shown on the Conclusive Net Reduction Statement is a positive number, then the Acquisition Price will be reduced by such amount, and the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay (x) to the Water Authority from the Escrowed Sum an amount in cash equal to such Net Reduction Amount, plus interest accrued thereon in accordance with the Escrow Agreement and (y) to JWS the balance of the Escrowed Sum as determined in accordance with Section 1.3(b)(i), if any, plus accrued interest thereon in accordance with the Escrow Agreement. If the Net Reduction Amount as shown on the Conclusive Net Reduction Statement is a positive number that exceeds the amount held by the Escrow Agent, then the entire Escrowed Sum plus interest accrued thereon in accordance with the Escrow Agreement shall be delivered to the Water Authority, and JWS or the Parent will pay to the Water Authority the excess amount. If the Net Reduction Amount as shown on the Conclusive Net Reduction Statement is a negative number, then the Acquisition Price will be increased by the absolute value of such amount, and the Water Authority shall pay to JWS an amount in cash equal to the absolute value of the Net Reduction Amount as shown on the Conclusive Net Reduction Statement, and the Escrow Agent shall be authorized, pursuant to the Escrow Agreement, to pay to JWS the balance of the Escrowed Sum as determined in accordance with Section 1.3(b)(i), if any, plus accrued interest thereon in accordance with the Escrow Agreement. All payments to be made pursuant to this
Section 1.3(c)(iv) will be made on the second Business Day following the date on which the Water Authority and JWS agree to, or the Neutral Auditor delivers, the Conclusive Reduction Statement and the Conclusive Net Reduction Statement. Any payment required to be made by JWS or the Water Authority (other than from the Escrowed Sum) pursuant to this Section 1.3(c)(iv) shall bear interest from and including the Closing Date through the date of payment at a rate of 6.0% per annum, and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

     (c) JWS shall, immediately prior to the Closing, cause to be prepared, and on the Closing Date deliver to the Water Authority, a statement (the "Preliminary Lease Repurchase Statement") setting forth an allocation of
---------------------------------------
original capital cost and remaining principal balance with respect to water meters located in Nassau County subject to the Wheelabrator Lease (a copy of which is attached hereto as Exhibit B-1) and the Center Capital Lease (a copy of which is attached hereto as Exhibit B-2) consistent with the analysis prepared by JWS and annexed hereto as Exhibit B-3, determined as of the close of business of JWS on the Business Day immediately preceding the Closing Date (such sum referred to hereinafter as the "Lease Repurchase Amount"). The Preliminary
                                -----------------------
Lease Repurchase Statement shall be prepared by JWS. The amount of the Lease Repurchase Amount attributable to the equipment under the Wheelabrator Lease shall be determined in accordance with the terms set forth in clause 4 of the Second Addendum to the Wheelabrator Lease providing for JWS's option to purchase the equipment under the Wheelabrator Lease for a purchase price in the amount of 102% of the principal outstanding under the Wheelabrator Lease, and the amount of the Lease Repurchase Amount attributable to the equipment under the Center Capital Lease shall be determined in accordance with the terms set forth in clause 5 of the Addendum to the Center Capital Lease providing for JWS's option to purchase the equipment under the Center Capital Lease for a purchase price in the amount of 102.5% of the principal outstanding under the Center Capital Lease. The

Acquisition Price payable on the Closing Date shall be increased by the Lease Repurchase Amount as shown on the Preliminary Lease Repurchase Statement.


     3.  Excluded Liabilities. Notwithstanding anything to the contrary
         --------------------
contained herein, the Water Authority shall not assume, become liable for, or agree to discharge any obligation or liability of JWS or the Parent, including without limitation, (a) any current liabilities, accounts payable or trade liabilities, (b) any liability or obligation under, related to or arising from any Contract associated with the assets described in Section 1.2, provided, that the Water Authority shall, as of the Closing Date, assume all obligations of JWS that may accrue after the Closing Date under the Contracts listed on Schedule 3.1(e)(i) hereto, (c) any liability or obligation of JWS to any former or current employee of JWS, (d) any obligation or liability of JWS arising from a violation of any law or governmental regulation, including without limitation violation of any Environmental Law (as defined in Section 3.1(i)), (e) any liabilities resulting from claims against JWS or the Parent arising prior to or after the Closing Date, (f) any liability or obligation of JWS that would be classified as a long-term liability under generally accepted accounting practices and reflected on a balance sheet prepared in accordance with generally accepted accounting principles, (g) any guaranty by JWS of any debt, obligation or dividend of any person or entity, (h) any liability or obligation of the Business to JWS or any of its Affiliates (except obligations of the Water Authority under this Agreement) or (i) any obligation of JWS to make refunds to its customers (all of the foregoing being hereinafter referred to as the "Excluded Liabilities").
                                                    --------------------

     4.  Assignment of Contracts and Rights. To the extent that assignment
         ----------------------------------
hereunder by JWS to the Water Authority of any Contract or license is not permitted or is not permitted without the consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of, or cause a loss of benefits under, any such Contract or license, and the Water Authority shall not assume any obligation or liability thereunder. JWS shall use its best efforts to obtain any and all such consents required for assignment of any Contracts and licenses included in the Acquired Assets (without having to pay any consideration therefor). JWS shall advise the Water Authority promptly in writing with respect to any Contract or license which it knows or has reason to believe will not receive any required consent.

          Without in any way limiting JWS's obligation to seek to obtain all consents and waivers necessary for the acquisition by the Water Authority of any Contracts and licenses included in the Acquired Assets, if such consent is not obtained or if such assignment is not permitted irrespective of consent, JWS shall cooperate with the Water Authority in any reasonable arrangement designed to provide for the Water Authority the benefit under such Contract or license, as the case may be, including enforcement for the benefit of the Water Authority of any or all rights of JWS against any other person arising out of breach or cancellation by such other person and including, if so requested by the Water Authority, acting as an agent on behalf of the Authority, or as the Water Authority shall otherwise reasonably require; and any transfer or assignment to the Water Authority by JWS of any property or property rights or any Contract or agreement that shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

     .5 Apportionment of Expenses. (a) All operating expenses associated with
        -------------------------
the Acquired Assets and the Business, except for rent associated with the leasehold interest at 410 Lakeville Road, and all rental revenue in respect of water hydrants (collectively, "Operating Expenses") shall be prorated between
                               ------------------
JWS and the Water Authority as of the close of business on the day immediately preceding the Closing Date, and the Water Authority and JWS shall each submit to the other an accounting thereof. To the extent practicable, any such apportionments shall be settled, as is appropriate under the circumstances, by a payment or credit between the parties within 35 days after the Closing.

          (b)  Operating Expenses and Revenues.  All Operating Expenses
               -------------------------------
attributable to the period through the close of business on the day immediately preceding the Closing Date shall be the obligation and paid for by JWS and all Operating Expenses attributable to the period from and after the close of business on the day immediately preceding the Closing Date shall be the obligation of and paid for by the Water Authority. Operating Expenses attributable to any period including and extending beyond the Closing Date shall be prorated as of the close of business immediately preceding the Closing Date between JWS and the Water Authority. In the event that either party collects or receives any income, revenues or receipts to which the other party is entitled pursuant hereto, it shall hold such amounts in trust for the other and promptly pay such amounts to the other party.

ARTICLE II

CLOSING

     1.  The Closing. Unless this Agreement shall have been terminated and the
         -----------
transactions herein contemplated shall have been abandoned pursuant to Section
6.1 hereof, subject to the provisions of this Agreement. provisions of Article V, the closing with respect to the Asset Acquisition (the "Closing") shall take
                                                           -------
place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m. on April 30, 1996 (or as soon as practicable thereafter as all of the conditions to Closing set forth in Article V hereof are satisfied or waived and all of the conditions to closing set forth in the City Agreement are satisfied or waived), or such other place, time and date as the parties may agree. The actual time and date of the Closing are herein referred to as the "Closing Date." The parties hereto agree to use their best efforts to cause the Closing Date to occur on or as soon as practicable after the Vesting Date consistent with the provisions of this Agreement.


     2.  Deliveries by the Water Authority. On the terms and subject to the
         ---------------------------------
conditions of this Agreement, at the Closing on the Closing Date, the Water Authority shall deliver to JWS the following:

         (a) the Acquisition Price, adjusted as provided in Sections 1.3(b) and
(c) and Section 1.3(d), with statutory interest thereon at a rate of 6% per annum from and including the Vesting Date to but not including the Closing Date, less the Escrowed Sum, by wire transfer of immediately available funds to an account or accounts of JWS designated by JWS by notice given to the Water Authority at least two Business Days prior to the Closing Date; and

         (b) the executed Escrow Agreement in substantially the form attached hereto as Exhibit C; and

         (c) such other instruments or documents, in form and substance reasonably acceptable to JWS, as may be necessary to effect the Closing.

     3. Deliveries by JWS. On the terms and subject to the conditions of this
        -----------------
Agreement, at the Closing on the Closing Date, provided that title to the Acquired Assets has vested with the Water Authority pursuant to the provisions relating to condemnation in Section 4.7, JWS shall deliver to the Water Authority the following:

          (a) assignments, if any required, in form and substance reasonably acceptable to the Water Authority, assigning to the Water Authority all Contracts (as defined in Section 9.1) included in the Acquired Assets; and

          (b) such other instruments or documents, including but not limited to proof of payment of applicable New York Real Property Transfer Gains Tax, in form and substance reasonably acceptable to the Water Authority, as may be necessary to effect the Closing.

     4. Additional Transactions At or Following the Closing. At any time and
        ---------------------------------------------------
from time to time, at or after the Closing, the Water Authority and JWS and the Parent shall cooperate with each other and execute and deliver, or cause to be executed and delivered, all such instruments, including instruments of assignment, transfer and conveyance and instruments of assumption, and take all such other actions as such party may reasonably be requested to take by the other party or parties hereto, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

     5. Allocation of the Acquisition Price. As soon as practicable following
        -----------------------------------
final determination of all adjustments to the Acquisition Price as provided for herein, the parties hereto shall enter into an agreement setting forth the manner in which the Acquisition Price, as adjusted, is allocated among the Acquired Assets, it being expressly understood that this
Section 2.5 shall not create any additional financial obligations on the part of any party hereto. No party hereto shall take any position for federal or state income tax purposes which is inconsistent with such allocation, unless required to do so under applicable law. The parties hereto acknowledge that the Water Authority will not agree to any allocation of the Acquisition Price, as adjusted, which under applicable federal tax laws and regulations, would restrict the average maturity of the tax exempt bonds to be issued by the Water Authority to finance the Asset Acquisition to less than thirty years.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     1. Representations and Warranties of JWS and the Parent. JWS and the
        ----------------------------------------------------
Parent, jointly and severally, represent and warrant to the Water Authority as follows:


     (a) Due Organization. Each of JWS and the Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York (in the case of JWS) and Delaware (in the case of the Parent) and each has full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.


     (b) Authorization and Validity of Agreement. Each of JWS and the Parent
         ---------------------------------------
has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and performance by JWS and the Parent of this Agreement and the consummation by JWS and the Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate action on the part of JWS or the Parent is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by JWS and the Parent of the transactions contemplated hereby (other than the approval and adoption of the Asset Acquisition and this Agreement by the holders of the outstanding shares of common stock (the "Common Shares"), no par value, of JWS). This Agreement has been duly executed and delivered by JWS and the Parent and, assuming the due authorization, execution and delivery hereof by the Water Authority, is a valid and legally binding obligation of each, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by a bankruptcy filing after the date hereof or by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (c) No Conflict; Consents.  Except as set forth on Schedule 3.1(c) hereto,
         ---------------------
the execution, delivery and performance by JWS and the Parent of this Agreement and the consummation by JWS and the Parent of the transactions contemplated hereby: (i) will not violate, or result in the violation of, any provision of any law, rule, regulation, order, judgment or decree applicable to JWS or the Parent; (ii) will not require any consent, authorization or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of any law applicable to JWS or the Parent, except for the approval of the PSC, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of the Water Authority or which the Water Authority is otherwise required to obtain; (iii) will not violate any provision of the respective certificates of incorporation or by-laws or other organizational documents of JWS or the Parent; and (iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by JWS or the Parent or the creation of any Lien under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement, warrant or other instrument to which JWS or any of its Affiliates or the Parent is a party or by which either of them, or any of their assets, are bound or encumbered, except with respect to clauses (i), (ii) and

(iv) above for any consent, authorization, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, and is not likely to, either impair the ability of JWS and the Parent to consummate the transactions contemplated hereby or have a Material Adverse Effect (as defined below).

          For purposes of this Agreement, "Material Adverse Effect" means any
                                           -----------------------
effect that is, either individually or together with other effects, materially adverse to the assets, properties, business, operations or financial condition of the Business, taken as a whole.

     (d) Title to Acquired Assets";" Liens and Encumbrances. Except as set forth
         --------------------------------------------------
on Schedule 3.1(d), as of the date of this Agreement, JWS and the Parent represent that JWS has good, valid and, except for immaterial exceptions in the case of real property which exceptions have no material effect on the operation or function of the Nassau System or the Business and no material effect on the value of the Nassau System or the Business or JWS's interest in the value of the real property acquired ("Permitted Exceptions"), marketable title to all the
                         --------------------
Acquired Assets (other than rights of way and easements) and all such Acquired Assets are free and clear of all Liens except (i) Liens that are eliminated on or prior to the Closing Date, (ii) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings, (iii) Liens disclosed or reflected in the audited financial statements of JWS as of and for the year ended December 31, 1994 (the "Financial Statements"), and (iv) Liens which
                              --------------------
constitute valid leases or subleases from JWS to third parties as listed on
Schedule 3.1(d). JWS will clear all Liens prior to or contemporaneously with payment of the Acquisition Price and shall provide documentation of the discharge of said Liens at the Closing; provided, however, that JWS shall not be
                                        --------
required to clear any Permitted Exceptions.

     (e)  Agreements and Contracts.  Schedule 3.1(e)(i) hereto sets forth a
          ------------------------
list, as of the date hereof, of each written Contract included in the Acquired Assets. JWS and the Parent represent that, except as set forth in Schedule 3.1(e)(ii) hereto, each Contract listed on Schedule 3.1(e)(i) is a valid and binding agreement of JWS and is in full force and effect. Except as otherwise provided in Schedule 3.1(e)(ii) hereto, there has been no breach or default under any Contract listed on Schedule 3.1(e)(i) hereto except for breaches or defaults that have been cured or waived and breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.


     (f) Legal Proceedings. JWS and the Parent represent that there is no
         -----------------
action, proceeding or, to the best knowledge of JWS and the Parent, any governmental investigation currently pending against JWS which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement. Except as described on Schedule 3.1(f) hereto, there is no action, proceeding or, to the best knowledge of JWS and the Parent, any governmental investigation currently pending against JWS or the Parent which could reasonably be expected to have a Material Adverse Effect. JWS is not in violation of any term of any judgment, decree, injunction or order entered by any court of competent jurisdiction and outstanding against it, which violation would have a Material Adverse Effect.

     (g) Government Licenses, Permits and Related Approvals. Schedule 3.1(g)(i)
         --------------------------------------------------
hereto is a list, together with a brief description, of all licenses and permits material to the Business, issued or registered in the name of JWS. Except as set forth on Schedule 3.1(g)(ii) hereto, all licenses listed on Schedule 3.1(g)(i) are in full force and effect. Except as disclosed on Schedule 3.1(g)(ii) hereto, the Nassau System and the Business are being conducted in compliance with all applicable laws, rules and regulations, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. JWS and the Parent represent that JWS has all licenses, permits, certificates and other authorizations and approvals necessary for the operation of the Nassau System and conduct of the Business as presently operated and conducted under applicable laws, ordinances and regulations of any governmental authority, other than those the absence of which could not reasonably be expected to have a Material Adverse Effect.

     (h) Conduct of the Nassau System in Compliance with Regulatory
         ----------------------------------------------------------
Requirements. JWS and the Parent represent that JWS is in substantial compliance
------------
with each law, regulation, ordinance and code promulgated by any federal, state or local governmental authority applicable to the operation, conduct and ownership of the Nassau System (including, without limitation, any laws, regulations, ordinances or codes relating to the environment), except where the failure to comply substantially with any such law, regulation, ordinance or code could not reasonably be expected to have a Material Adverse Effect.

     (i) Environmental Matters. JWS and the Parent represent that, except as set
         ---------------------
forth in Schedule 3.1(i)(1), there are no Environmental Liabilities (as defined below) relating to the Business or the Acquired Assets which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used in this Agreement, "Environmental Laws" means any and all applicable
                            ------------------
federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, injunctions, orders or decrees regulating or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of the environment, in effect as of the date hereof. "Environmental
                                                                 -------------
Liabilities" means any and all liabilities, costs and expense
-----------
which (i) arise under or are incurred pursuant to Environmental Laws and (ii) are based upon actions occurring or conditions existing on or prior to the Closing Date; provided that Environmental Liabilities shall not include
              --------
conditions of water quality or the existence of Hazardous Materials in the water at any well site of JWS listed on Schedule 3.1(i)(2) hereof or any conditions of water quality or the existence of Hazardous Materials in the water that are not which (i) arise the result of any acts or omissions of JWS. "Hazardous
                                                             ---------
Materials" means any hazardous or toxic substances, materials or wastes, defined
---------
as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation.

     (j) Financial Statements. The Financial Statements have been prepared in
         --------------------
accordance with the books and records of JWS and present fairly in all material respects the results of operations and the financial condition of JWS as of the date thereof. The unaudited financial statements of JWS, as of and for the nine months ended September 30, 1995, heretofore delivered to the Water Authority, were prepared in the ordinary course of business of JWS in accordance with generally accepted accounting principles. The percentage allocations of the net utility plant of JWS attributable to the Nassau System to be set forth on the December 31, 1995 Statement, the Preliminary Statement and the Statement will be arrived at using a methodology consistent with JWS's past practice of arriving at such allocations for cost of service studies with the PSC since June, 1986.

     (k) Absence of Certain Liabilities and Changes. Except (1) to the extent
         ------------------------------------------
reflected or reserved for in the September 30, 1995 financial statements of JWS and (2) for liabilities or obligations incurred in the ordinary course of business since September 30, 1995, there are no material obligations or liabilities of JWS, except liabilities disclosed herein or in the schedules hereto, and except obligations and liabilities that would not have a Material Adverse Effect. Since September 30, 1995, JWS has operated its business in the ordinary course and there has not been, except as set forth in Schedule 3.1(k),
(i) any transaction, occurrence or commitment (for capital expenditures or otherwise) that was not in the ordinary course of business; (ii) any material adverse change in the business, affairs or financial condition of JWS; (iii) any lease, sale, abandonment or transfer of, or the creation of any Lien on any properties (other than Permitted Exceptions) or assets material to the Business;
(iv) a grant of, or an agreement to grant, any general increase (other than pursuant to the Collective Bargaining Agreement (the "Collective Bargaining
                                                      ---------------------
Agreement") between JWS and the Union, which is effective March 30, 1994 through
---------
December 31, 1998) ("general increase," for purposes hereof, means an increase
                     ----------------
in any rates of salaries or compensation generally applicable to a class or group
of employees of JWS, but not including increases granted to individual employees for merit, length of services, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group) in any rate or rates of salaries or compensation to directors, officers or employees or agents or, since September 30, 1995, any specific increase in the salary or compensation to any officer, agent or employee whose total salary and compensation after such increase would be at an annual rate in excess of $50,000; (v) any damage, destruction or loss to any asset or property which would have a Material Adverse Effect, whether or not covered by insurance; (vi) establishment of any new Plan or material modification or amendment or provision for material increases in any existing Plans, except pursuant to the Effects Bargaining Agreement, or in accordance with the terms of such Plans in effect prior to the date hereof (which modifications or increases, if any, are disclosed in Schedule 3.1(k)), or written interpretation or announcement by JWS under any Plan which would materially increase the expense of maintaining such Plan over the level of expense thereof for the fiscal year ended December 31, 1995; (vii) any claim, action, suit or proceeding commenced or, to the best knowledge of JWS, threatened against JWS, which, if adversely determined, would have a Material Adverse Effect; (viii) any grant by JWS of recognition to any labor organization, other than effects bargaining with representatives of the Union; and (ix) any occurrence, event or condition (including, without limitation, any strike or labor trouble) which would have a Material Adverse Effect. For purposes of this section, "Plan" means any plan, program, policy, fund, arrangement or agreement providing for benefits for employees of JWS including, without limitation, any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act ("ERISA"), all retirement, pension benefit, profit sharing, medical, dental,
  -----
disability, vacation, hospitalization, incentive, bonus, executive compensation, deferred compensation and any other similar material fringe or employee benefit plan, fund, program or arrangement, whether or not covered by ERISA, which is maintained by JWS for the benefit of, or relates to, any or all present or former employees or directors of JWS.

     2. Representations and Warranties of the Water Authority. The Water
        -----------------------------------------------------
Authority represents and warrants to JWS as follows:

     (a) Due Organization and Power of the Water Authority. The Water Authority
         -------------------------------------------------
is a public authority, duly established and validly existing under the constitution and laws of the State of New York and is authorized by Public Authorities Law, Section 1198-a, et seq., of the State of New York (the "Act")
(i) to enter into this Agreement and perform its obligations hereunder and (ii) to acquire the Acquired Assets.

     (b) Authorization and Validity of Agreement. The Water Authority has all
         ---------------------------------------
requisite
power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder, including the acquisition by condemnation, and the maintenance and operation, of all or part of the Nassau System and the Business. The execution, delivery and performance by the Water Authority of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by adoption of a resolution at a public meeting of the Water Authority, and no other action on the part of the Water Authority, other than (i) the authorization and sale of one or more series of bonds in the aggregate amount of not less than the sum of
(A) the Acquisition Price plus (B) the Lease Repurchase Amount plus (C) the total costs of the Water Authority incurred in issuing such bonds plus (D) the total estimated expenses of the Water Authority to be incurred in connection with the transactions contemplated by this Agreement plus (E) amounts necessary for reasonable and customary working capital and reserve funds, and (ii) the adoption of a resolution approving the acquisition of the assets by condemnation after public hearing, is necessary to authorize the execution, delivery and performance by the Water Authority of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Water Authority and, assuming the due authorization, execution and delivery hereof by JWS and the Parent, is a valid and legally binding obligation of the Water Authority, enforceable against the Water Authority in accordance with its terms, except to the extent that enforceability may be limited by a bankruptcy filing after the date hereof or by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (c) No Conflict; Consents. Except for any consent, approval, filing or
         ---------------------
notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, impair the ability of the Water Authority to consummate the transactions contemplated hereby, the execution, delivery and performance by the Water Authority of this Agreement and the consummation by it of the transactions contemplated hereby: (i) will not violate, or result in the violation of, any provision of any law, rule, regulation, order, judgment or decree applicable to the Water Authority; (ii) will not require any consent, authorization or approval of, or filing or notice to, any governmental or regulatory authority under any provision of any law applicable to the Water Authority, except for the approval of the New York State Department of Environmental Conservation (the "DEC"), and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of JWS or which JWS is otherwise required to obtain; (iii) will not conflict with or violate any provision of the Act; and (iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Water Authority under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which the Water Authority is a party or by which it or any of its assets is bound or encumbered.

     (d) Disclosure. The Water Authority has not withheld from JWS or the Parent
         ----------
any information discovered in the course of its due diligence investigation of JWS and the Parent that would indicate that one or more of the representations and warranties of JWS and the Parent contained in this Agreement is inaccurate.

     (e) Financing. The Water Authority has the authority without further
         ---------
administrative or legislative action (other than the approval of its board of directors, after holding a public hearing, and, if the bonds are to be sold at private sale, the approval of the New York State Comptroller or the Director of the Division of Budget, as required by the Act) to obtain any required financing, in an aggregate amount not less than the amount necessary for the Water Authority to be able to consummate the Asset Acquisition on the Closing Date, which funds or financing will be available at the Closing to pay the Acquisition Price, as adjusted. The agreements or authorizations which govern such financing neither contain any condition nor are subject to any consent or approval which the Water Authority does not reasonably expect to obtain prior to the Closing Date.

     3. Survival of Representations and Warranties. The respective
        ------------------------------------------
representations and warranties of JWS and the Parent and the Water Authority contained in this Article III shall survive for two years from the Closing Date, provided that upon the termination of this Agreement pursuant to Section 6.1, the respective representations and warranties of JWS and the Parent and the Water Authority shall immediately terminate.

     4. Schedules. Disclosure of any fact or item in any Schedule hereto
        ---------
referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears.

     5. No Implied Representation. Notwithstanding anything contained in this
        -------------------------
Article III or any other provision of this Agreement, neither JWS nor the Parent is making any representation or warranty whatsoever, express or implied, other than those representations and warranties of JWS and the Parent expressly provided for in this Agreement or in any Schedule hereto. It is understood that any cost estimates, projections or other predictions which have been provided to the Water Authority are not and shall not be deemed to be representations or warranties of JWS or the Parent. The Water Authority acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other predictions, that the Water Authority is familiar with such uncertainties, that the Water Authority is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and that the Water Authority shall have no claim against anyone with respect thereto.

ARTICLE IV

COVENANTS AND TRANSACTIONS PRIOR TO CLOSING

     1.  Access to Information Concerning Properties and Records;
         --------------------------------------------------------
Confidentiality. (a) During the period commencing on the date hereof and ending
---------------
on the Closing Date, JWS shall, upon reasonable request, afford to the Water Authority, its counsel, accountants and other authorized representatives, including Merrill Lynch, reasonable access during normal business hours to employees of JWS and to the properties, books and records with respect to the Acquired Assets, in order that the Water Authority may have the opportunity to make such reasonable investigations as it shall desire to make of the Acquired Assets. JWS will furnish to the Water Authority such additional financial and operating data and information as the Water Authority may from time to time reasonably request with respect to the Acquired Assets.

          (a) During the period commencing on the date hereof and ending on the Closing Date, the Water Authority agrees to continue to observe, and be bound by, the terms of the confidentiality agreement, dated August 28, 1995, among the parties hereto; provided, however, that the Water Authority shall be permitted
                --------  -------
to disclose information governed by such confidentiality agreement but only to the extent that such information is required by law or regulation to be disclosed to the public in connection with a public hearing or public meeting.

     2. Conduct of the Nassau System Prior to to the Closing Date. JWS agrees
        ---------------------------------------------------------
that, except as permitted, required or specifically contemplated by this Agreement or as otherwise consented to or approved in writing by the Water Authority, during the period commencing on the date hereof and ending at the Closing Date:

          (a) the Nassau System shall be conducted only in the ordinary course consistent with past practice;

          (b) JWS will not (i) dispose of or encumber, or agree to dispose of or encumber, any interest in the Acquired Assets other than (A) in the ordinary course of business, consistent with past practice and (B) pursuant to after-acquired property clauses of existing indentures or mortgages (which shall be cleared as contemplated by Section 3.1(d); (ii) acquire, or agree to acquire, any asset material to the Nassau System, taken as a whole, other than in the ordinary course of business, consistent with past practice; (iii) cancel any debts or waive any claims or rights, other than in the ordinary course of business, consistent with past practice; (iv) make any capital expenditure or commitment, other than (A) in the ordinary course of business, consistent with past practice, (B) pursuant to existing commitments or (C) which is not material to the Nassau System, taken as a whole, and in any event, without the prior written approval of the Water Authority (which approval will not be unreasonably withheld or delayed), will not make any capital expenditure, except in the case of emergency repairs, that (x) individually is in excess of $100,000, (y) in the aggregate with all other capital expenditures subject to this clause (C) exceeds $400,000 or (z) in the aggregate with all other similar capital expenditures subject to this clause (C) would cause total capital expenditures for categories 391, 392 and 393 on the JWS 1996 Construction Plan by PSC Account to exceed the total provided therefor for Nassau County for 1996; and

          (c) JWS shall promptly notify the Water Authority in writing of, and furnish to the Water Authority information reasonably requested by it with respect to, the occurrence of any event or the existence of any state of facts that would result in any of JWS's representations and warranties not being true;

          (d) JWS shall not alter in any material respect the terms on which services are provided and shall use all reasonable efforts to (i) maintain and preserve the Business, (ii) retain its present employees and agents, provided,
                                                                     --------
that JWS may terminate employees and agents in the ordinary course of business and (iii) preserve and maintain its relationships with customers, suppliers and others until the Closing; provided, however, that JWS may, but
                               --------  -------
shall not be required to, increase compensation, pay special bonuses or otherwise modify benefits, as set forth on Schedule 3.1(k);

          (e) JWS shall use all reasonable effort to maintain in full force and effect all existing insurance and renewals thereof, and will give all notices and present all claims under all policies of insurance in a due and timely fashion;

          (f) JWS shall maintain all books, accounts and records in the usual, regular and ordinary manner, consistent with past practice, and make no material change in the accounting methods or practices with respect to the Business or the Acquired Assets, unless mandated by law, regulation or the PSC, in which case JWS will provide notice of such change to the Water Authority;

          (g) JWS shall not alter in any material respect its practices with respect to collection of Accounts Receivable and shall not sell, discount or dispose of Accounts Receivable (except that JWS may take appropriate action to increase its efforts to collect Accounts Receivable);

          (h) JWS, prior to undertaking any negotiation or discussion with any labor union as to recognition, labor contracts or other matters of like import relating to the Business (other than effects bargaining with representatives of the Union), will first notify the Water Authority and furnish to the Water Authority such information relating thereto as the Water Authority may reasonably request. In no event shall JWS enter into any agreement or understanding with any union that would have a material adverse economic impact on the Business, without the written consent of the Water Authority;

          (i) JWS will not engage in any transaction with any of its Affiliates other than as contemplated by this Agreement or in the ordinary course of business on an arm's-length basis;

          (j) JWS shall deliver to the Water Authority copies of its severance policy and the Effects Bargaining Agreement as soon as practicable after each document is adopted in final form.

          3. Shareholders' Meeting; Approval.  (a) JWS and the Parent will take
             -------------------------------
all action
necessary in accordance with and subject to applicable law and JWS's certificate of incorporation and by-laws to convene a meeting of JWS's shareholders (the "Shareholders' Meeting") as soon as practicable after the date
                   ---------------------
of this Agreement to consider and vote upon the adoption and authorization of this Agreement and the Asset Acquisition.
          (a) At the Shareholders' Meeting, the Parent, as the sole shareholder of Jamaica Water Securities Corp. ("JW Securities"), shall cause the Common
                                    -------------
Shares held by JW Securities (which constitute 96.12% of the issued and outstanding Common Shares) to be voted in favor of adoption and authorization of this Agreement and the Asset Acquisition.

          4.  Cooperation. Subject to the provisions of Section 4.1(b), during
              -----------
the period commencing on the date hereof and ending at the Closing Date, upon such terms as may be agreed upon between the parties with respect to times and dates of access to premises, JWS shall cooperate with the Water Authority to assist the Water Authority so that the Water Authority can provide continuous, uninterrupted service to its customers subsequent to the Closing Date by:

          (a) providing the Water Authority and the Water Authority's representatives access to JWS's sites, facilities and installations;

          (b) providing the Water Authority and the Water Authority's representatives access to accounting and billing information; and

          (c) providing such information, data and technical assistance as is reasonably required by the Water Authority and the Water Authority's representatives in order to accomplish the technical changes, staff acquisition and training as may be necessary to assure uninterrupted service;
          provided, however, that JWS shall not be required to disclose any
          --------  -------
information relating to employees of JWS other than pursuant to the prior written approval of such employees.

          The provisions of this Section 4.4 shall also extend to the underwriters and their counsel in connection with the financing of the Asset Acquisition.

     .5 PSC Approval. JWS and the Parent shall take all steps necessary or
        ------------
advisable to effectuate the approval of the PSC ("PSC Approval"), if any
                                                  ------------
required, pursuant to any law, regulation or other authority and/or pursuant to the settlement agreement dated December 22, 1993 (the "PSC Settlement
                                                       --------------
Agreement") between JWS, the PSC and certain other parties, for the transactions
---------
contemplated hereby. The Water Authority agrees that it shall, without undue delay (i) furnish JWS with all information requested by JWS that is reasonably necessary to assist JWS in effecting all necessary registrations and filings and submissions of information required to complete its application for PSC Approval, if any, and (ii) cooperate in complying with all orders and requests of the PSC as are reasonably necessary to obtain PSC Approval, if any.

     .6  DEC Approval.  The Water Authority agrees that it
         ------------
shall promptly effect all necessary registrations and filings and submissions of information required to complete its applications to the DEC for any permits and approvals that may be necessary with respect to the Asset Acquisition and that it shall take all steps as may be required to obtain such permits and approvals as soon as practicable thereafter. JWS agrees that it shall, without undue delay, furnish the Water Authority with all information requested by the Water Authority that is reasonably necessary to assist the Water Authority in making all such registrations, filings and submissions required for any such permits and approvals.

     .7 Condemnation Proceeding. (a) The Water Authority shall promptly cause
        -----------------------
the publication of a notice of public hearing (the "Notice of Public Hearing")
                                                    ------------------------
pursuant to the Eminent Domain Procedure Law of the State of New York ("EDPL"),
                                                                        ----
Section 202, for the purpose of conducting a public hearing (the "Public
                                                                  ------
Hearing") with respect to the Condemnation Proceeding (as defined below). If,
-------
during the period from the date hereof to the Closing Date, any Person shall commence any action seeking a judicial review of any determination or finding made by the Water Authority with respect to condemnation or the Public Hearing, to any court of competent jurisdiction, then JWS shall have the right to require that the transactions contemplated hereby be consummated without the use of the EDPL and no Condemnation Proceeding shall be filed pursuant to Section 4.7(b), or if filed shall be discontinued, and the following additional deliveries shall be made pursuant to Section 2.3 hereof:

          (i) one or more bargain and sale deeds sufficient to convey title to those Acquired Assets consisting of real property, free of all Liens (subject to Permitted Exceptions), in customary form with covenant only against grantor's acts, duly executed and acknowledged by JWS and in proper form for recording;

          (ii) one or more bills of sale sufficient to convey title to those Acquired Assets consisting of personal property, with the following warranties:

                         (A) that JWS is the sole and absolute owner of the
               property described in said bill of sale and has full right to transfer same;

                         (B) that JWS is transferring title thereto free and
               clear of any liens, mortgages, debts or other encumbrances of whatsoever kind or nature;

                         (C) that there are no judgments existing against JWS in
               any court, nor are there any replevins, attachments or executions related to the Acquired Assets issued against JWS now in force; and

                         (D) that JWS has sufficient assets to pay all of its
               creditors;

          (i) an affidavit to the effect that JWS is not a "foreign person," as defined in Section 1445(f)(3) of the Internal Revenue Code;

          (ii) information sufficient to permit the Water Authority to complete Internal Revenue Service Form 1099 with respect to the transfer of the Acquired Assets;

          (iii) evidence of the amount of New York State Real Property Transfer Tax (the "Transfer Tax") payable with respect to the transfer of the Acquired
          ------------
Assets, together with funds sufficient to pay such Transfer Tax and the forms customarily completed by a transferor of real property with respect to such Transfer Tax;

          (iv) such additional instruments or documents that are customary and necessary to perfect a conveyance of the Acquired Assets, provided, that no such additional instruments or documents shall impose any liability or cost upon JWS or the

Parent that is a material addition to the liabilities and costs imposed on JWS and the Parent herein; and

          (v) with respect to all well plant sites listed on Schedule 3.1(g)(i) hereto, JWS shall give and the Water Authority shall accept such title as any title insurance company which is a member of the New York Board of Title Underwriters will be willing to approve and insure in accordance with their standard form of title policy, which title policy may be subject to Permitted Exceptions.

          (a) Unless JWS shall have exercised its right pursuant to the last sentence of Section 7.2(b), the Water Authority shall, on or prior to February 28, 1996, commence a proceeding (the "Condemnation Proceeding") by filing a
                                      -----------------------
petition in the Supreme Court of the State of New York, County of Nassau, pursuant to the EDPL Section 402 with respect to the Acquired Assets. Unless JWS shall have exercised its right pursuant to the last sentence of Section 7.2(b), the Water Authority, JWS and the Parent shall subsequently file in the Condemnation Proceeding a stipulation and agreement of settlement in a form to be agreed upon as to the value of the Acquired Assets in accordance with this Agreement. Such stipulation shall provide for the acquisition of the Acquired Assets by condemnation and for the Acquisition Price as the amount of just compensation to be paid. Nothing contained herein shall require any payment by the Water Authority for incidental expenses listed in Section 702 of the EDPL, provided that this provision shall not be deemed to modify the agreement in
--------
Section 7.4(e) hereof with respect to the payment of real property taxes by JWS, and nothing contained herein shall require the Water Authority to make any offer or deposit under Section 303 of the EDPL.  The Water Authority and JWS shall take all action to ensure that the court in the Condemnation Proceeding enter final judgment in the amount of the Acquisition Price. Such judgment of the court in accordance with the stipulation shall be final, binding and conclusive with respect to all terms, including the amount of the Acquisition Price, and neither party shall appeal such judgment; provided, however, that if the court
                                          --------  -------
shall not approve the stipulation as submitted by the parties then such stipulation shall be withdrawn, and the Water Authority shall withdraw its petition and terminate the Condemnation Proceeding, and the parties shall proceed to consummate the transactions contemplated hereby without the use of the EDPL. The parties hereto shall use their respective best efforts to assure that the Vesting Date shall occur on, or as close as possible to, the vesting date as defined in the City Agreement.

     .2 Non-Solication. Except if the Acquired Assets are acquired by the Water
        --------------
Authority pursuant to its powers under the Public Authorities Law and/or the EDPL, if this Agreement is terminated, the Water Authority will not, for a period of three years thereafter, without the prior written approval of JWS, directly or indirectly, in any manner solicit, encourage, entice or induce any Person who is an employee of JWS on the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with JWS, provided that the Water Authority shall not be prohibited from hiring any employee of JWS absent any such solicitation by the Water Authority, and that this Section 4.8 shall not apply in the case of a subsequent attempt by the Water Authority to acquire the property of JWS. The Water Authority agrees that any remedy at law for any breach by it of this
Section 4.8 would be inadequate, and JWS would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on the Water Authority by this Section 4.8 is too onerous, the Water Authority agrees that any court of competent jurisdiction may impose lesser restrictions to the maximum extent permitted by law, and the Water Authority hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

      .3 Business Plan. On or prior to February 28, 1996, the Water Authority
         -------------
shall (i) advertise, or take other appropriate action, for the submission of bids or proposals by third parties for a contract providing for the operation of the Nassau System by a third party, or deliver to JWS a notice indicating that the Water Authority will not utilize a third party for the operation of the Nassau System; (ii) furnish to JWS the parameters (the "Bid or Proposal
                                                        ---------------
Parameters") established by the Water Authority pursuant to which it shall
----------
accept bids or proposals from third parties as set forth in clause (i) unless the Water Authority shall have delivered to JWS a notice indicating that the Water Authority will not utilize a third party for the operation of the Nassau System; and (iii) furnish to JWS a business plan (the "Business Plan") setting forth in reasonable detail the Water
                    -------------
Authority's plans for operating the Nassau System after the Closing Date. On or prior to April 30, 1996, the Water Authority shall have executed a contract with a third party with respect to the operation of the Nassau System or established a final Business Plan for the operation of the Nassau System itself.

     .4  Retained Employees. Within a reasonable time, the Water Authority shall
         ------------------
provide JWS with a list (the "Retained Employees List") containing the name of
                              -----------------------
each Offered Employee who has accepted an offer of employment and will be employed by the Water Authority or the Third-Party Contractor on and after the Closing Date (a "Retained Employee"). The Water Authority shall include on the Retained Employee List the terms and conditions under which each such Retained Employee will be offered employment, including the salary and benefits offered to each such Retained Employee.

     .5 Compliance with WARN. JWS shall give all notices, if any, required by
        --------------------
the Worker Adjustment and Retraining Notification Act of 1988 ("WARN").
                                                                ----

     .6  Bond Issuance. The Water Authority shall take all reasonable actions to
         -------------
insure that, on or prior to the Closing Date, it shall have issued and sold bonds, the interest on which is excluded from gross income for federal income tax purposes, in an aggregate principal amount of not less than the sum of (a) the Acquisition Price, plus (b) the Lease Repurchase Amount, plus (c) the total costs of the Water Authority incurred in issuing such bonds, plus (d) the total estimated expenses of the Water Authority to be incurred in connection with the transactions contemplated by this Agreement, plus (e) amounts necessary for reasonable and customary working capital and reserve funds.

     .7 JWS Capital Budget. At the request of the Water Authority, JWS shall
        ------------------
make its officers, employees and representatives available to discuss its plans for capital expenditures in 1996.

     .8 Meter Leases. (a) Within a reasonable period of time prior to the
        ------------
Closing Date, JWS and the Parent shall take all actions reasonably necessary to obtain a statement from the lessor under each of the Meter Leases as to the amount required for JWS to purchase all equipment under the respective Meter Leases, pursuant to JWS's option to make such purchase, and upon receipt of such statement, JWS shall deliver it to the Water Authority.

          (a) At the Closing, JWS shall obtain, and deliver to the Water Authority, a release from each of the lessors under the Meter Leases of the Lien with respect thereto.

     .9  Customer Deposits. JWS shall, no later than 30 days after the Closing
         -----------------
Date, provide a full credit to the account of, or mail a refund to, each customer who has given a deposit to JWS in connection with such customer's water service in the full amount of the balance of any such deposit.

     .10  Sublease Option. By written notice given at least 15 days prior to the
          ---------------
Closing Date, the Water Authority may request that JWS enter into a sublease with the Water Authority with respect to approximately 5,000 square feet of office space at its 410 Lakeville Road headquarters. If so requested, JWS agrees to enter into such a sublease for a 30-day term at a rent equivalent to the rent then paid by JWS for such space and on other customary commercial terms.

     .11  Further Actions. Subject to the terms and conditions hereof, each of
          ---------------
the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, using its best efforts: (i) to obtain any licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) to furnish to each other such information and assistance as is reasonably requested in connection with the foregoing.

     .12  City Agreement. Prior to the effectiveness of any amendment to the
          --------------
City Agreement, other than an amendment with respect to the consideration to be paid for the assets to be acquired pursuant to the City Agreement, which (i) grants rights and remedies to the City which are not granted to the Water Authority herein, (ii) imposes obligations on JWS or the Parent which are not imposed hereby or (iii) otherwise amends the City Agreement so that the City is afforded the benefit of any term, condition or provision not afforded to the Water Authority hereunder, the Parent shall give the Water Authority written notice describing such proposed amendment and shall offer to amend this Agreement to provide the Water Authority with the same benefits as are proposed to be provided to the City pursuant to such amendment.

ARTICLE II

CONDITIONS PRECEDENT

     .1 Conditions Precedent to Obligations of the Parties Parties;. The respective obligations of the parties hereto are subject to the satisfaction (or waiver by each of JWS and the Parent and the Water Authority) at or prior to the Closing of each of the following conditions:

     (a)  No Injunction. No preliminary or permanent injunction or other order
          -------------
issued by
any court or by any governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.


     (b) Regulatory Approvals. The PSC Approval, if necessary, all permits and
         --------------------
approvals required by the DEC and all other regulatory approvals necessary for the Asset Acquisition shall have been obtained and be in full force and effect, and all required waiting periods shall have expired or been terminated.

     (c) Condemnation Proceeding. The parties hereto shall have filed in the
         -----------------------
Condemnation Proceeding a stipulation and agreement of settlement in a form to be agreed upon reflecting the terms of this Agreement, the court in such Condemnation Proceeding shall have entered its decision and the final judgment and final decree of the court in the amount of the Acquisition Price and an order of condemnation (the "Order of Condemnation") shall have been entered
                            ---------------------
vesting title in the Water Authority (the date of entry of the Order of Condemnation referred to as the "Vesting Date"); provided, however, that the
                                 ------------    --------  -------
Vesting Date shall not occur until the Water Authority has sold, issued and delivered its bonds to finance the Asset Acquisition.

     .2 Conditions Precedent to Obligation of the Water Authority. The
        ---------------------------------------------------------
obligations of the Water Authority to consummate the transactions contemplated by this Agreement are also subject to the satisfaction (or waiver by the Water Authority) at or prior to the Closing of each of the following additional conditions:

     (a) Accuracy of Representations and Warranties. The representations and
         ------------------------------------------
warranties of JWS and the Parent contained herein shall have been true and correct in all material respects on and as of the date hereof and (except to the extent such representations and warranties speak of an earlier date) shall continue to be true and correct as of the Closing Date, except as otherwise contemplated by this Agreement.

     (b) Performance of Agreement. Each of JWS and the Parent shall have
         ------------------------
performed
and complied in all material respects with all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

     (c) Certificate. The Water Authority shall have received (i) a certificate
         -----------
of JWS, dated the Closing Date, executed on behalf of JWS by its President or any Vice President to the effect that the conditions specified in paragraphs (a) and (b) above with respect to JWS have been fulfilled and (ii) a certificate of the Parent, dated the Closing Date, executed on behalf of the Parent by its President or any Vice President to the effect that the conditions specified in paragraphs (a) and (b) above with respect to the Parent have been fulfilled.

     (d) Bond Authorization and Sale. The Water Authority shall have issued and
         ---------------------------
sold bonds, the interest on which is excluded from gross income for federal income tax purposes, in an aggregate principal amount of not less than the sum of (i) the Acquisition Price plus (ii) the Lease Repurchase Amount plus (iii) the total costs of the Water Authority incurred in issuing such bonds plus (iv) the total estimated expenses of the Water Authority to be incurred in connection with the transactions contemplated by this Agreement plus (v) amounts necessary for reasonable and customary working capital and reserve funds.

     (e) Cooperation Agreement. The Water Authority shall have entered into and
         ---------------------
executed an agreement with the City providing for the cooperation between the Water Authority and the City in the operation, after the Closing Date, of the Nassau System and the utilization of the Acquired Assets and the assets of JWS acquired by the City pursuant to the City Agreement.

     (f) Burdensome Condition. There shall not be any action taken, or any
         --------------------
statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Asset Acquisition, by any governmental or regulatory body which, (i) imposes any condition or restriction upon the Water Authority which would materially adversely affect the economic or business benefits to the Water Authority, of the transactions contemplated by this Agreement or (ii) would be reasonably likely to result in a material adverse effect with respect to the Water Authority.

     (g) No Action Pending. No action shall have been filed and remain pending
         -----------------
in any
court which, in connection with this Agreement or any of the transactions contemplated hereby, seeks a judgment which if awarded would materially adversely affect the economic or business benefits to the Water Authority of the transactions contemplated by this Agreement.

     .3 Conditions Precedent to the Obligation of JWS and the Parent. The
        ------------------------------------------------------------
obligations of JWS and the Parent to consummate the transactions contemplated by this Agreement are also subject to the satisfaction (or waiver by JWS and the Parent) at or prior to the Closing of each of the following additional conditions:

     (a) Accuracy of Representations and Warranties. The representations and
         ------------------------------------------
warranties of the Water Authority contained herein shall have been true and correct in all material respects on and as of the date hereof and (except to the extent such representations and warranties speak of an earlier date) shall continue to be true and correct as of the Closing Date, except as otherwise contemplated by this Agreement.

     (b) Performance of Agreement. The Water Authority shall have performed in
         ------------------------
all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

     (c) Certificate. JWS and the Parent shall have received a certificate of
         -----------
the Water Authority, dated the Closing Date, executed on behalf of the Water Authority by its Chairman, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.


     (d) Shareholder Approval. The Asset Acquisition shall have been approved by the affirmative vote of the holders of the outstanding Common Shares entitled to vote at annual or special meetings of shareholders of JWS.

     (e) Burdensome Condition. There shall not be any action taken, or any
         --------------------
statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Asset Acquisition, by any governmental or regulatory body which, (i) in connection with the grant of a regulatory approval or permit, imposes any condition or restriction upon the Parent or JWS which would materially adversely affect the economic or business benefits, to the Parent or JWS, of the transactions contemplated by this Agreement or (ii) in connection with the grant of a regulatory approval or permit or otherwise, would be reasonably likely to result in a material adverse effect with respect to JWS.


     (f) No Action Pending. No action shall have been filed and remain pending
         -----------------
in any court which, in connection with this Agreement or any of the transactions contemplated hereby, seeks a judgment which if awarded would materially adversely affect the economic or business benefits, to the Parent or JWS, of the transactions contemplated by this Agreement.

     (g) Performance of City Agreement. All covenants and conditions to closing
         -----------------------------
contained in the City Agreement shall have been satisfied (or waived by JWS and the Parent), it being expressly understood between the parties hereto that the Closing shall occur simultaneously with the closing of the transactions contemplated under the City Agreement.


ARTICLE III

TERMINATION AND ABANDONMENT

     .1 General. This Agreement may be terminated and the transactions
        -------
contemplated hereby may be abandoned at any time, but not later than the Vesting
Date:

     (a) by mutual written consent of the Water Authority, JWS and the Parent; or

     (b) by any party upon written notice given to the other parties if the Vesting Date has not occurred by May 31, 1996; provided, however,
                                                           --------  -------
     that if prior to the Vesting Date, any court of competent jurisdiction or any governmental or regulatory body with jurisdiction over the subject hereof shall have issued an order, decree or ruling or taken any other action, or if an action shall have been commenced seeking an order, decree or ruling, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, either the Water Authority or JWS, or both, shall have 30 days from the date of filing of such order, decree or ruling or the taking of such action, or the commencement of such action, to have such order, decree or ruling reversed or vacated, or such action dismissed; or

               (c) by either JWS, the Parent or the Water Authority upon written notice given to the other party in the event of a breach or default in the performance by such other party of any representation, warranty, covenant or agreement contained in this Agreement, which breach or default (i) is, either individually or in the aggregate, material in the context of the transactions contemplated hereby, and (ii) has not been, or cannot be, cured, (A) in the case of a representation or warranty contained in this Agreement, within 60 days after written notice of such breach or default has been given by the terminating party to the breaching party and describing such breach or default in reasonable detail, or (B) in the case of a covenant or agreement contained in this Agreement, within 30 days after written notice of such breach or default has been given by the terminating party to the breaching party and describing such breach or default in reasonable detail; or

               (d) by either JWS, the Parent or the Water Authority, if any court of competent jurisdiction or any governmental or regulatory body with jurisdiction over the subject hereof shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

               (e) by JWS or the Parent, upon the occurrence of any one of the following:

                    (i) if, on or prior to February 28, 1996, the Water Authority shall not have commenced the Condemnation Proceeding by filing a petition in the Supreme Court of the State of New York, County of Nassau, unless JWS shall have exercised its right pursuant to the last sentence of Section 7.2(b);

                    (ii) if, on or prior to February 28, 1996, the Water Authority shall not have (a) advertised, or taken other appropriate action, for the submission of bids or proposals by third parties for a contract providing for the operation of the Nassau System, or delivered to JWS a notice indicating that the Water Authority will not utilize a third party for the operation of the Nassau System; (b) furnished to JWS the Bid or Proposal Parameters unless the Water Authority shall have delivered to JWS a notice indicating that the Water Authority will not utilize a third party for the operation of the Nassau System and

          (c) furnished to JWS the Business Plan, all in accordance with Section
          4.9 hereof;

                    (iii) if, on or prior to April 30, 1996, the Water Authority shall not have executed a contract with a third party with respect to the operation of the Nassau System or established a final Business Plan for the operation of the Nassau System itself; or

                    (iv) if, at any time prior to the Vesting Date, any party to the City Agreement terminates the City Agreement in accordance with its terms.

     .2 Procedure Upon Termination. In the event of the termination and
        --------------------------
abandonment of this Agreement, written notice thereof specifying in sufficient detail the basis for such termination (including, in respect of any termination pursuant to Section 6.1(c), reasonably sufficient detail of the material breaches of representation, warranty or covenant) shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto. Termination of this Agreement shall not preclude any party from suing another party hereto for breach of this Agreement; provided, however, that
                                                         --------  -------
each of the parties hereto agrees that no such lawsuit for breach of this Agreement shall be brought against any officer, director or employee of any of the parties hereto.

     .3 Survival of Certain Provisions. The respective obligations of the
        ------------------------------
parties hereto pursuant to this Article VI and Sections 4.1(b), 4.8 and 9.2 hereof shall survive any termination of this Agreement.

ARTICLE IV

POST-CLOSING COVENANTS AND TRANSACTIONS

     .1 Access to Books and Records. Following the Closing, the Water Authority
        ---------------------------
will afford to JWS, the Parent, their respective counsel and accountants, during normal business hours, reasonable access to the books, records and other data pertaining to the Nassau System to the extent that such access may be reasonably required by JWS or the Parent to facilitate (a) the preparation by JWS or the Parent of such tax returns as JWS or the Parent may be required to file with respect to the operations of the Nassau System or the Asset Acquisition or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (b) the investigation, litigation and final disposition of any claims which may have been or may be made against JWS, (c) the payment of any amount pursuant to Section 8.1(b) or the payment of any liabilities or obligations of JWS (including refunds, if any, to the former customers of JWS and the settlement of all obligations of JWS under the PSC Settlement Agreement) and (d) the collection of the Accounts Receivable described in Section 7.2. The Water Authority will not dispose of, alter or destroy any such books, records and other data without giving 30 days' prior written notice to JWS and the Parent to permit JWS or the Parent, at its expense, to examine, duplicate, or repossess such records, files, documents and correspondence or any portion thereof.

     .2 Collection of Accounts Receivable. (a) Subsequent to the Closing Date
        ---------------------------------
and prior to the last calendar day of each of the ten months following the month in which the Closing Date occurs, the Water Authority shall use all reasonable efforts to collect the Accounts Receivable, as collection agent for JWS. The amounts so collected are referred to herein as the "Collected Receivables."
                                                    ---------------------

     (a) The Water Authority shall, on the fifth Business Day of each month up to and including the eleventh month following the month in which the Closing Date occurs, deliver to JWS a sum in cash equal to the sum of the Collected Receivables collected by the Water Authority on or prior to the last calendar day of the immediately preceding month. All cash received by the Water Authority in respect of the Accounts Receivable which has not been remitted to JWS pursuant to this Section 7.2(c) shall be remitted to JWS promptly after its receipt by the Water Authority. Any payment made pursuant to this Section 7.2(c) by the Water Authority to JWS shall be made in United States currency.
     (b) The amount of Collected Receivables collected by the Water Authority on or prior to the last calendar day of each month up to and including the tenth month following the month in which the Closing Date occurs shall be certified by the Water Authority to JWS as of the last calendar day of each such month on or prior to the fifth calendar day of the following month. JWS shall have the right to review the basis for each certification by the Water Authority pursuant to this Section 7.2(c) during the thirty-day period immediately following the receipt of such certificate. If, at the end of such thirty-day period, JWS shall object to any such certification or to the amount of the Collected Receivables reported by the Water Authority under this Section 7.2, stating the basis for such objection, the Water Authority and JWS shall use their best efforts to resolve each such objection. If the parties have not resolved any such objection prior to the sixty-day period immediately following the last payment date provided for in Section 7.2(b), the issue shall be determined by reference to an independent accounting firm of national reputation mutually acceptable to the parties hereto, whose decision (which shall be made within six days) shall be binding upon the parties hereto. If the parties are at any time unable to agree on such accounting firm, then each party will have the right to request the American Arbitration Association to appoint such accounting firm. Each party shall bear one-half the costs of said accountants' fees and disbursements. Any additional amount owing as a result of such accountants' determination shall be paid within five business days after such determination.
     (c) For purposes of determining the amount of Collected Receivables for all customers of JWS located in Nassau County, (i) any funds collected from a particular account debtor, or from its successors or assigns, during the period from the Closing Date through the last calendar day of the tenth month following the month in which the Closing Date occurs shall be applied first to that portion of the outstanding Accounts Receivable of such debtor and shall be deemed collected for the benefit of JWS, until all Accounts Receivable with respect to such account debtor have been collected, and (ii) any other discharge of an Account Receivable of such account debtor by the Water Authority without JWS's consent shall be deemed to be a collection of such Account Receivable in the amount discharged. The Water Authority shall not be obligated to apply any amounts received to any Account Receivable representing amounts owed by a debtor under a deferred payment arrangement with JWS unless and until, and then only to the extent that, at the time of collection from such debtor amounts are due and owing to JWS from such debtor in accordance with the terms of such arrangement. The Water Authority agrees that it shall use all reasonable efforts in accordance with its normal collection procedures (without recourse to commencing or prosecuting any litigation) to collect the full amount of all Accounts Receivable. No credit shall be applied by or on behalf of the Water Authority to any Accounts Receivable due to JWS without the prior written consent of JWS.
          (d) For purposes of collecting the portion of Accounts Receivable representing revenues from customers earned by JWS but unbilled due to the Closing Date occurring prior to the end of the billing cycle applicable to such customers, the Water Authority shall, for each such customer, calculate the amount of Accounts Receivable owed to JWS by multiplying (x) the fraction the numerator of which shall be the number of days accrued in such customer's billing cycle (up to and including the day immediately prior to the Closing
Date) and the denominator of which shall be the total number of days in such customer's billing cycle, times (y) the total amount due under such customer's bill at the end of the relevant billing cycle. The Water Authority shall distribute bills to each such customer on behalf of JWS in the ordinary course and shall collect the amounts due on all such bills on behalf of JWS in accordance with the provisions of this Section 7.2.

     .3 Dissolution or Merger of JWS. (a) It is agreed and understood between
        ----------------------------
the parties hereto that after the Closing Date, the Parent and JWS will have the option to dissolve JWS, or to merge JWS with or into another corporation, and to discontinue JWS's corporate existence.

          (a) Notwithstanding the provisions of Section 7.3(a), it is agreed and understood that all obligations of JWS hereunder are, whether or not expressly so stated, joint and several obligations of JWS and the Parent. It is also agreed and understood that JWS and the Parent will make all payments to former customers of JWS that are required pursuant to the PSC Settlement Agreement.

     .4 Certain Tax Matters. (a) After the Closing Date, the Water Authority
        -------------------
shall provide
notice to JWS or the Parent in writing within 30 days after its receipt of any correspondence, notice, or other communication from a taxing authority or any representative thereof of any pending or threatened tax audits, or any pending or threatened judicial or administrative proceeding that involves taxes, for taxable periods for which JWS may have a liability under this Agreement, including tax accounting changes that may create a future liability, and furnish JWS or the Parent with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any such taxable period for which JWS or the Parent may be liable to pay any taxes under this Agreement.

          (a) Notwithstanding any provision of this Agreement to the contrary, with respect to any claim for refund, audit, examination, notice of deficiency or assessment or any judicial or administrative proceeding that involves taxes of JWS (other than a tax claim relating solely to taxes for a tax period subsequent to the Closing Date) (a "Tax Claim"), JWS shall control all
                                    ---------
proceedings taken in connection with such Tax Claim. JWS and the Water Authority shall reasonably cooperate in contesting any Tax Claim of any jurisdiction other than any taxing authority having jurisdiction in any service area covered by the Business, which cooperation shall include, without limitation, the retention and the provision upon reasonable request of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. In no event shall the Water Authority settle or otherwise compromise any Tax Claim without JWS's or the Parent's prior written consent.
          (b) JWS shall be entitled to any refunds or credits of taxes attributable to JWS arising in any tax periods prior to the Closing Date. The Water Authority shall promptly notify and forward to JWS the amounts of any refunds, credits or benefits due to JWS hereunder, less any reasonable expenses related thereto incurred by the Water Authority, within 10 Business Days after receipt thereof.
          (c) All transfer, documentary, sales, use, registration and other such taxes (including, but not limited to, all applicable real estate transfer or gains taxes) and fees (including any penalties, interest and addition to such taxes), if any, incurred in connection with the transactions contemplated hereby shall be the obligation of JWS and shall be paid at or before the Closing.
          (d) At or prior to the Closing, JWS shall pay all installments on real property taxes that are due and payable prior to the Closing Date on the real property included in the Acquired Assets. JWS shall not be responsible for the payment of any installments on real property taxes that are due and payable after the Closing Date.

ARTICLE V

ASSUMPTION OF CERTAIN OBLIGATIONS AND LIABILITIES; INDEMNIFICATION

     .1  Assumption and Indemnification.  (a)  The Water Authority hereby
         ------------------------------
agrees to indemnify and hold, to the extent permitted by law, JWS, the Parent and their respective directors, officers, employees, agents and other Affiliates (collectively, the "JWS Indemnified Parties") harmless against and in respect
                    -----------------------
of all losses, liabilities, damages, costs and expenses (including costs of suit and reasonable attorneys' fees and expenses) (collectively, "Liabilities"),
                                                             -----------
incurred by any of them on or after the Closing Date arising from, in connection with or relating to the following:
               (i) the operation of the Nassau System and use or ownership of the Acquired Assets on or after the Closing Date;
               (ii) any Liability arising out of a claim for severance by any Offered Employee with respect to whom an adjustment to the Acquisition Price was made pursuant to Section 1.3(c), to the extent of the amount of said adjustment with respect to said Offered Employee; and
               (iii) any misrepresentation, breach or inaccuracy of any representation or warranty or failure to comply with any agreement, condition or covenant on the part of the Water Authority under this Agreement; provided, however,
                --------  -------
     that as a condition precedent to any indemnification pursuant to this clause (iii), the Water Authority shall have received written notice of a claim from the JWS Indemnified Party pursuant to Section 8.2 within the applicable statute of limitations period, or, with respect to Liabilities relating to any misrepresentation, breach or inaccuracy of any representation or warranty, within the period specified in Section 3.3 hereof.
          (b) JWS, the Parent and SellCo Corporation, a Delaware corporation

("SellCo"), hereby agree, jointly and severally, to indemnify and hold, to the
--------
extent permitted by law, the Water Authority and its directors, officers, employees, agents and other Affiliates (collectively, the "Water Authority
                                                           ---------------
Indemnified Parties") harmless against and in respect of all Liabilities
-------------------
incurred by any of them on or after the Closing Date arising from, in connection with or relating to the following (it being expressly understood by the Water Authority that the indemnification provisions in this Section 8.1(b) shall not cover Liabilities, if any, that may arise as the result of a modification by the Water Authority in the operation of the Nassau System upon the separation of the Queens portion of the water distribution system from the Nassau portion):
                    (i) the operation of the Nassau System and use or ownership of the Acquired Assets prior to the Closing Date;
                    (ii)  any liability of JWS;

                    (iii) any misrepresentation, breach or inaccuracy of any representation or warranty or failure to comply with any agreement, condition or covenant on the part of JWS or the Parent under this Agreement; provided, however, that as a condition precedent to any
                     --------  -------
          indemnification pursuant to this clause (iii) JWS, the Parent or SellCo, as the case may be, shall have received written notice of a claim from the Water Authority Indemnified Party pursuant to Section
          8.2 within the applicable statute of limitations period, or, with respect to Liabilities relating to any misrepresentation, breach or inaccuracy of any representation or warranty, within the period specified in Section 3.3 hereof; and

                    (iv) any Environmental Liabilities relating to the Business or the Acquired Assets, except for those described on Schedules 3.1(i)(1) and (2);

provided, however, that JWS, the Parent and SellCo shall only be obligated to
--------  -------
indemnify, defend and hold the Water Authority Indemnified Parties harmless for Liabilities arising pursuant to this Section 8.1(b) in the event and to the extent that all such Liabilities for which indemnification may be sought hereunder shall exceed 0.65 of 1% of the Acquisition Price (prior to any adjustments) plus the Lease Repurchase Amount.
          (a) All Liabilities referred to in the foregoing paragraphs (a) and
(b) are collectively referred to as

"Indemnified Liabilities," and "Indemnified Party" shall mean either a JWS
 -----------------------        -----------------
Indemnified Party or a Water Authority Indemnified Party.

     .2 Procedure. If any claim or demand by any Person is made against an
        ---------
Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VI, such Indemnified Party shall notify the indemnifying party in writing of such claim or demand, provided that the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have hereunder unless it is actually prejudiced thereby. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the indemnifying party in connection therewith; provided
                                                                     --------
that the Indemnified Party may participate at its own expense in such settlement or defense through counsel chosen by such Indemnified Party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity
       --------
therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in its sole discretion and shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, following the Closing, each Indemnified Party will afford to an indemnifying party and its counsel, accountants and other authorized representatives reasonable access during normal business hours to relevant properties, books and records (and permit the indemnifying party and its counsel, accountants and other authorized representatives to make copies of such books and records at their own expense), to the extent that such access may be reasonably required to facilitate the investigation, litigation and final disposition of any claim which may have been or may be made against any Indemnified Party relating to the Nassau System or the Acquired Assets or any of the transactions contemplated by this Agreement. The Water Authority Indemnified Parties shall hold any such confidential information in confidence on the same terms and subject to the same conditions as set forth in Section 4.1(b) hereof, and the JWS Indemnified Parties shall hold any such confidential information in confidence on the same terms and subject to the same conditions applicable to the Water Authority in Section 4.1(b) hereof.

     .3 Payment. On each occasion that an Indemnified Party shall be entitled to indemnification or reimbursement under this Article VI, the indemnifying party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If the Indemnified Party shall be entitled to indemnification under this Article VI and the indemnifying party shall not elect to control any legal proceeding in connection therewith, the indemnifying party shall pay upon request from time to time to the Indemnified Party an amount equal to the Indemnified Party's costs and expenses arising as a result of such proceeding which have not been previously reimbursed.


ARTICLE II

MISCELLANEOUS

     .1 Certain Definitions. (a) As used in this Agreement, the term
        -------------------
"Affiliate" when used with respect to another Person shall mean any Person controlling, controlled by or under common control with such Person.

          (a) As used in this Agreement, the term "Business Day" means any day
                                                   ------------
that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.
          (b) As used in this Agreement, the term "Contracts" means all
                                                   ---------
agreements, contracts, leases, purchase
orders, arrangements, commitments and licenses that are related to the Nassau System or to which the Acquired Assets are subject.
          (c) As used in this Agreement, the term "Person" means and includes
                                                   ------
any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, governmental or regulatory body, or other entity of whatever nature.

     .2 Fees and Expenses. (a) Whether or not the transactions contemplated
        -----------------
hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by this Agreement.

          (a) The parties respectively represent and warrant to each other that they have not employed or utilized the services of any broker, finder or investment banker in connection with this Agreement or the transactions contemplated by it, other than, in the case of JWS and the Parent, Bear, Stearns & Co. Inc. ("Bear, Stearns"), and in the case of the Water Authority, Merrill
             -------------
Lynch & Co. Attached as Schedule 9.2(b) is the acknowledgement of Bear, Stearns relating to the Water Authority's non-responsibility for any fees of Bear, Stearns in connection with this Agreement or the transactions contemplated hereunder, and the acknowledgement of Merrill Lynch & Co. relating to JWS's and the Parent's non-responsibility for any fees of Merrill Lynch & Co. in connection with this Agreement or the transactions contemplated hereunder.

     .3 Notices. All notices, requests, demands, waivers and other
        -------
communications required or permitted to be given under this Agreement shall be in writing delivered by hand, telex, facsimile or registered letter with return receipt requested and shall be deemed to have been duly given or made when delivered by hand, or, in the case of telex notice, when sent, answerback received, or, in the case of facsimile note or registered letter, when received by the addressee, addressed as follows:

            (a)          if to JWS, to it at:

                         Jamaica Water Supply Company
                         410 Lakeville Road
                         Lake Success, New York 11042
                         Attention:  Edward J. Haye
                                     Vice President, General Counsel
                                      and Corporate Secretary

                         with a copy to:

                         Simpson Thacher & Bartlett
                         425 Lexington Avenue, 28th Floor
                         New York, New York  10017-3909
                         Attention:  Vincent Pagano, Jr., Esq.


                       (a) if to the Parent or to SellCo, to it at:

                         EMCOR Group, Inc.
                         101 Merritt Seven, 7th Floor
                         Norwalk, CT  06851
                         Attention:  Sheldon I. Cammaker
                                     Executive Vice President and
                                      General Counsel
                         with a copy to:

                         Simpson Thacher & Bartlett
                         425 Lexington Avenue, 28th Floor
                         New York, New York  10017-3909
                         Attention:  Vincent Pagano, Jr., Esq.

                       (a) if to the Water Authority, to it at:

                         Water Authority of Western Nassau County
                         99 Tulip Avenue, Suite 305
                         Floral Park, New York  11001
                         Attention: Frank A. Tauches, Jr., Esq.
                                    Chairman

                         with a copy to:

                         Dominick M. Minerva, Esq.
                         107 South Central Avenue
                         Valley Stream, New York  11580

or to such other persons or addresses as any party shall specify as to itself by notice in writing to the other parties.

     .1 Severability. If any term or other provision of this Agreement is
        ------------
invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     .2 Entire Agreement. This Agreement (including the Schedules hereto)
        ----------------
constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     .3  Binding Effect; Benefit. This Agreement shall be binding upon and inure
         -----------------------
solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors and assigns, any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

     .4 Assignability. This Agreement shall not be assigned by any of the
        -------------
parties hereto without the prior written consent of the other parties.

     .5 Amendment and Modification; Waiver. This Agreement may not be amended,
        ----------------------------------
modified and supplemented except by a written instrument authorized and executed on behalf of the parties at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. The parties hereby authorize their respective attorneys to agree in writing to any changes in dates and time periods provided for in this Agreement

     .6 Public Announcements. Unless otherwise required by law or any regulation
        --------------------
or rule binding upon JWS or the Parent or the Water Authority, prior to the Closing, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other parties (such consent not to be unreasonably withheld or delayed). Where any announcement, communication or circular concerning the transactions referred to in this Agreement is required by law or any regulation or rule it shall be made by the relevant party after consultation, where reasonably practicable, with the other parties and taking into account the reasonable requirements (as to timing, contents and manner of making or dispatch of the announcement, communication or circular) of the other parties.

     .7 Section Headings. This section headings contained in this Agreement are
        ----------------
inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     9.11 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     .8 Jurisdiction. Each of the parties hereto irrevocably and
        ------------
unconditionally consents to the exclusive jurisdiction of the courts of the State of New York and the United States District Courts located in the State of New York for any actions, claims or other proceedings arising out of or relating to this Agreement, consents to service of process of such courts and agrees not to commence any such action, claim or other proceeding except in such courts.

     .9 GOVERNING LAW. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE
        -------------
PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              JAMAICA WATER SUPPLY COMPANY


                                  /s/ Frank T. MacInnis
                              By: ____________________________
                                  Name: Frank T. MacInnis
                                  Title: President



                              EMCOR GROUP, INC.


                                  /s/ Frank T. MacInnis
                              By: ____________________________
                                  Name: Frank T. MacInnis
                                  Title: Chairman of the Board, President
                                         and Chief Executive Officer.



                              WATER AUTHORITY OF WESTERN NASSAU COUNTY

                                  /s/ Frank A. Tauches, Jr.
                              By: ___________________________
                                  Name:  Frank A. Tauches, Jr.
                                  Title: Chairman

                              APPROVED AS TO FORM FOR AND ON BEHALF OF THE WATER AUTHORITY OF WESTERN NASSAU COUNTY:

                                  /s/ Dominick M. Minerva, Esq.
                              By: _____________________________
                                  Name: Dominick M. Minerva, Esq.



FOR PURPOSES OF SECTION 8.1 HEREOF:

SELLCO CORPORATION


    /s/ Frank T. MacInnis
By: ______________________________
    Name: Frank T. MacInnis
    Title: President